Exhibit 3.33
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
CCI/FINANCIAL HOLDING CORPORATION

James R. Porter and Patrick J. Kernan certify that:
1.	They are the President and Secretary, respectively, of CCI/Triad Financial Holding Corporation, a corporation duly organized and existing under the laws of the State of California.

2.	The Articles of Incorporation of this corporation are amended and restated to read in full as follows:
ARTICLE I.
Name
     The name of the Corporation is TRIAD DATA CORPORATION.
ARTICLE II.
Purposes
     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
ARTICLE III.
Capital Stock
     The total number of shares which this Corporation is authorized to issue is 1,000,000, all of the same class, designated “Common Stock”.
3.	The directors of this corporation have duly approved the foregoing amended and restated Articles of Incorporation of this corporation.

4.	The sole shareholder of this corporation has approved the foregoing amended and restated Articles of Incorporation of this corporation by the required vote of shareholders of this corporation in accordance with Section 902 of the California General Corporation Law. The total number of outstanding shares of this corporation entitled to vote on the foregoing amendments is 1,000 common shares. The number of shares voting in favor of the amendments exceeded the vote required. The percentage vote required was more than 50%.
     We declare under penalty of perjury under the laws of the State of California that the maters set forth in this certificate are true and correct of our own knowledge.
     Dated: December 17, 1997]

James R. Porter
President

Patrick J. Kernan
Secretary